Exhibit 10.2

Equity Incentive Plan Award Agreement

###GRANT_DATE###

Congratulations!  This award signifies your valuable contributions to Covista and your potential to shape our future success.  Recognizing and rewarding the impact of our colleagues remains a priority as we fulfill our purpose to open doors and unlock potential.

Participant Name : ###PARTICIPANT_NAME###
Executive Officer : Yes ☐
Participant Address : ###HOME_ADDRESS###
Stock Units Granted :
Performance Compensation Award : Yes ☐
Award Type : ###DICTIONARY_AWARD_NAME###
Grant Name : ###GRANT_NAME###
Days Left to Accept :
Grant Date : ###GRANT_DATE###
Expiration Date: 10 Years from Grant Date

THIS AGREEMENT (the “Award Agreement”) is made and entered into as of the Grant Date by and between Covista Inc., a Delaware corporation (“Covista”), and the above-named Participant pursuant to the Covista Inc. 2026 Equity Incentive Plan (the “Plan”).  Capitalized terms used in this Award Agreement without definition shall have the same meanings ascribed to such terms in the Plan unless the context clearly would not admit such interpretation.

1.Stock Unit Award.  Covista hereby grants to Participant, on the terms and conditions set forth herein, an award (the “Award”) of the number of Stock Units (“RSUs,” or if designated as a Performance Compensation Award pursuant to Section 11 of the Plan, “PSUs”) set forth above. Each RSU or PSU represents the right to receive Common Shares subject to the vesting requirements referred to in Section 2.  The RSUs and/or PSUs are notional units of measurement denominated in Common Shares (i.e., one RSU and/or PSU is equivalent in value to one Common Share, subject to the terms of this Award Agreement and of the Plan).

2.Vesting Requirements.  The vesting of this Award shall be subject to the satisfaction of any conditions set forth in the Plan as well as the conditions set forth in subsections (a) through (f) of this Section 2:

(a)

If the Award is an RSU (and no portion is a PSU), except as described in this Section 2, Participant shall become vested in the Award in accordance with the vesting schedule set forth in Schedule A to this Award Agreement (the “Vesting Schedule”), provided that Participant remains in continuous employment with Covista and/or its Affiliates upon any vesting date (each a “Vesting Date”).

(b)

If the Award (or any portion of the Award) is designated as a PSU, except as described in this Section 2, Participant shall become vested in the Award at the end of the Performance Period, in the amounts and in the manner described in Schedule A to this Award Agreement, provided that Participant remains in continuous employment with Covista or an Affiliate until the later of: (i) the date the Committee certifies the achievement of the Performance Goals (the “Certification Date”); or (ii) the Vesting Date.

(c)

If, prior to an RSU’s Vesting Date or a PSU’s Certification Date, a Termination occurs as a result of Participant’s death or Disability, the unvested portion of any RSU shall fully vest upon such Termination and the unvested portion of any PSU shall remain outstanding and shall continue to vest during the Performance Period as if no Termination had occurred.

(d)

If, prior to an RSU’s Vesting Date or a PSU’s Certification Date, a Termination occurs as a result of Participant’s Retirement, the unvested portion of any RSU shall continue to vest in accordance with the Vesting Schedule and the unvested portion of any PSU shall remain outstanding and shall continue to vest during the Performance Period as if no Termination had occurred.  For purposes of this Award Agreement,  “Retirement” means Participant’s voluntary termination on or after the date on which Participant has attained age 55 and the sum of his or her age and service equals or exceeds 65 (with age and service determined in fully completed years); provided that Participant has provided written notice of Participant’s intention to retire to Covista no later than November 15th of the calendar year preceding the calendar year in which Participant intends to and actually does retire.  As a condition to receiving and retaining the benefits provided under this Section 2(d), Participant must comply with any continuing post-employment obligations applicable to Participant under any confidentiality, restrictive covenant, proprietary information, or similar agreement between Participant and Covista or any of its Affiliates and must execute and deliver to Covista an agreement, in a form prescribed by Covista, and in accordance with procedures established by Covista, releasing all claims against Covista and its Affiliates. No Participant shall be required to enter into any agreement that contains a provision that would violate Exchange Act Rule 21F-17.  If Participant fails to execute such an agreement, or if an agreement that is entered into is revoked by Participant, or if Participant materially breaches any such continuing post-employment obligations, any unvested portion of the Award shall be immediately forfeited to Covista.

(e)

If, prior to an RSU’s Vesting Date or a PSU’s Certification Date, a Termination occurs other than as a result of Participant’s death, Disability or Retirement, Covista may, in its sole discretion, enter into a written agreement (a “Severance Agreement”) with Participant providing, with respect to an RSU, that Participant will be credited with one additional year of service for purposes of determining the vested portion of the Award and, with respect to a PSU, that the Award remains outstanding and shall continue to vest during the Performance Period for one year following the date of Termination as if no Termination had occurred.  Covista shall have complete discretion, which need not be exercised in a consistent manner, whether to enter into such a Severance Agreement with Participant (which agreement may be conditioned upon the Severance Agreement containing a release of claims by Participant, restricting certain of Participant’s actions following the Termination or such other factors as Covista may determine), and Participant shall have no rights under this Section 2(e) unless such a Severance Agreement, which specifically refers to this Award, is executed; provided, however, no Participant shall be required to enter into any Severance Agreement that contains a provision that would violate Exchange Act Rule 21F-17.  If Participant fails to execute a Severance Agreement, or if any Severance Agreement that is entered into is revoked by Participant, any unvested portion of the Award shall be immediately forfeited to Covista. Furthermore, Participant shall have no rights under this Section 2(e) if Participant’s Termination was for Cause or Participant resigned without Good Reason.

(f)

If, prior to an RSU’s Vesting Date or a PSU’s Certification Date, a Qualifying Termination occurs, the unvested portion of any RSU shall fully vest upon such Qualifying Termination and any PSU shall remain outstanding and continue to vest during the Performance Period as if no Termination had occurred.

3.Settlement of Award; Electronic Delivery.  Following any Vesting Date or Certification Date, as applicable, Covista shall distribute to Participant, or Participant’s personal representative, beneficiary or estate, as applicable, a number of Common Shares equal to the number of RSUs or PSUs that have vested and have not been forfeited in accordance with Section 2, unless Schedule A provides that the Award may be settled in cash. If Schedule A provides that the Award may be settled in cash, Covista may settle the vested RSUs or PSUs in cash equal to the Fair Market Value of the corresponding number of Common Shares on the applicable Vesting Date or Certification Date. Common Shares or cash payable in settlement of vested RSUs or PSUs shall be delivered or paid within thirty (30) days following the Vesting Date or Certification Date, as applicable. Delivery of any Common Shares will be by book-entry credit to an account in Participant’s name established by Covista with Covista’s transfer agent, or upon written request from Participant (or his or her personal representative, beneficiary or estate, as the case may be), in certificates in the name of Participant (or his or her personal representative, beneficiary or estate). The Committee has established procedures for electronic delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Award Agreement). Participant hereby consents to such procedures and agrees that his or her electronic acceptance is the same as, and shall have the same force and effect as, a manual signature. Participant hereby consents and agrees that any such procedures and delivery may be effected by a third party designated by the Committee to provide administrative services related to the Plan. Participant hereby consents to and agrees to electronic delivery of this Award Agreement, Plan documents, proxy materials, annual reports and other related documents.

4.Award Subject to Plan.  This Award is subject to the terms of the Plan (including, without limitation, the requirement of Participant to pay withholding taxes, Participant’s rights as a stockholder, the transferability of the Award and the provisions on designation of beneficiaries), the terms and provisions of which are hereby incorporated by reference into this Award Agreement as if copied verbatim. In the event of a conflict or ambiguity between any term or provision contained in this Award Agreement and a term or provision of the Plan, the Plan will govern and prevail. Participant acknowledges receipt of a copy of the Plan.

5.Effect of Employment Agreement.  If Participant is employed pursuant to an employment agreement with Covista, any provisions thereof relating to the effect of a Termination upon this Award, including, without limitation, any provisions regarding acceleration of vesting and/or payment of this Award in the event of Termination, shall be fully applicable and supersede any provisions of this Award Agreement with respect to the same subject matter.

6.Rights as Stockholder.  Participant shall not be, nor have any of the rights or privileges of, a Covista stockholder in respect of any Common Shares issuable upon the payment of the RSUs or PSUs or any portion thereof unless and until certificates representing such Common Shares shall have been issued by Covista to Participant (or book entry representing such Common Shares has been made with the appropriate registered book-entry custodian). Unless set forth on Schedule A to this Award Agreement, Participant shall have no right to dividend equivalents or dividends on any RSUs or PSUs.

7.Governing Law.  This Award Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. Participant hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts seated in Cook County in the State of Illinois (and any appellate courts thereof) in any action or proceeding arising out of or relating to the Plan and this Award Agreement, and Participant irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of Covista and Participant agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Through execution or acknowledgement of this Award Agreement, Participant acknowledges that he or she knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, the Plan, this Award Agreement or any Award made pursuant to the Plan.

8.Clawbacks.  As a condition of receiving this Award, Participant acknowledges and agrees that the rights, payments, and benefits with respect to the Award shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any rule or regulation of the U.S. Securities and Exchange Commission or by any applicable national securities exchange, or by any other applicable law, rule or regulation or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by the Board or the Committee, including but not limited to Covista’s Incentive Compensation Recovery Policy (as may be amended or replaced from time to time) (collectively, the “Clawback Requirement”), and Participant agrees to be bound and abide by any such Clawback Requirement. In the event Participant no longer owns the Common Shares at the time of any required recoupment, Participant agrees to the recoupment of cash equal to the Fair Market Value of the Common Shares on the date the Common Shares were sold. Participant agrees that such recoupment may, in the discretion of the Committee, be accomplished by withholding future compensation including, without limitation, base salary to the extent permitted by law, to be paid to Participant by Covista or any Affiliate that employs Participant.

9.Acceptance of Award Agreement by Participant.  Participant’s receipt of the Award is conditioned upon the acceptance of this Award Agreement by Participant no later than sixty (60) days after the Grant Date set forth above or, if later, thirty (30) days after Participant receives this Award Agreement.  Participant and Covista, through their execution of this Award Agreement, signify their agreement with the terms and conditions of this Award Agreement, including those terms and conditions of the Plan, which are incorporated herein by reference.

Stephen W. Beard
Chairman & CEO

Schedule A to

Equity Incentive Plan Award Agreement

Dated ###GRANT_DATE###

To ###PARTICIPANT_NAME###

Number of Units:

Vesting Schedule:

Performance Goal (if applicable):

Minimum Award (if applicable): % of

Maximum Award (if applicable): % of

Performance Period (if applicable):

Accrue and Pay Dividends Upon Vesting: Yes ☐  No ☐

May Award be Settled in Cash: Yes ☐  No ☐